UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009 NOTICE OF

ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 28, 2009

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Exponent, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 28, 2009, at 9:00 a.m. local time, at 149 Commonwealth Drive, Menlo Park, California 94025, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as independent auditor for the Company for the year ending January 1, 2010; and

3.	To attend to other matters that may properly come before the meeting.

Stockholders owning the Company’s shares at the close of business on April 1, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

All stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting in person.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Check-in at the registration desk will be required.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 17, 2009

EXPONENT, INC.

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Exponent, Inc., a Delaware corporation. The Annual Meeting of Stockholders will be held at the Company’s principal executive offices, 149 Commonwealth Drive, Menlo Park, California 94025, on Thursday, May 28, 2009 at 9:00 a.m. local time. The telephone number for this location is (650) 326-9400.

What is the Purpose of the Annual Meeting?

At the Company’s Annual Meeting, stockholders will act upon matters outlined in the accompanying notice of the meeting and transact such other business that may properly come before the meeting. There are no cumulative voting rights.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the Record Date, April 1, 2009, receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the Record Date. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, such as election of directors and the ratification of the Company’s independent auditor, or leave your shares without a vote. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

We have provided our stockholders access to our proxy materials over the Internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). Therefore, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 17, 2009 to all stockholders entitled to vote at the meeting. The Notice will have instructions for stockholders on how to access Exponent’s proxy materials via a website or how to request that a printed copy of the proxy materials be mailed to them. The Notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

The SEC has adopted rules that allow companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Exponent’s proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Exponent common stock that the broker or other nominee holder will be householding the proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Exponent common stock.

How Do I Vote?

You may vote by telephone, vote via the internet, or vote in person. To vote by telephone or via the internet, please follow the instructions provided in the Notice. If you elected to receive printed proxy materials, you may submit your proxy by mail. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

•	for the seven named nominees to the Board of Directors; and

•	for the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditor for the year ending January 1, 2010.

If you choose to vote in person, you will have an opportunity to do so at the Annual Meeting. You may either bring your Notice to the Annual Meeting, or if you do not bring your Notice, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date.

What if I Change My Mind After I Vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do so voting by telephone or via the internet, signing or delivering another proxy with a later date if you elected to receive printed proxy materials or by voting in person at the Annual Meeting. Your proxy with the latest date is counted.

What Does it Mean if I Receive More than One Notice?

It means you have multiple accounts with the transfer agent and/or with brokers. Please provide voting instructions for all Notices you receive.

What Constitutes a Quorum?

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of common stock outstanding as of the Record Date constitutes a quorum at the Annual Meeting. Shares that voted “For,” “Against,” or “Withheld” on the proposals are treated as being present at the meeting for purposes of establishing a quorum and are deemed to be “votes cast” at the Annual Meeting with respect to the proposals. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results on the election of directors or on issues requiring approval of a majority of the votes duly cast. Signed, unmarked proxy cards are voted as recommended by the Board of Directors. A plurality of the votes duly cast is required for the election of directors.

As of the Record Date, a total of 13,594,515 shares of the Company’s common stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s common stock, see “Stock Ownership.” The closing price of the Company’s common stock on the NASDAQ Global Select Market on the Record Date was $25.71 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of seven directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified. The Board has determined that at least a majority of the members of the Board are independent directors within the meaning of applicable NASDAQ listing standards.

Required Vote

The seven nominees receiving the highest number of affirmative votes duly cast will be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW:

Samuel H. Armacost

Age:	70

Director Since:	1989

Principal Occupation:	Chairman of the Board of SRI International, an independent, non-profit scientific research institute, since 1998

Recent Business Experience:	Mr. Armacost was a Principal of Weiss, Peck & Greer, L.L.C., an investment firm, from l990 to 1997. In 1997, he was appointed Managing Director until his departure in June 1998. He was Managing Director of Merrill Lynch Capital Markets of Merrill, Lynch, Pierce, Fenner & Smith, Incorporated, from 1987 to August 1990, and he was Director, President, and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986.

Other Directorships:	Member of the Boards of Callaway Golf Company, Chevron Corporation, Del Monte Foods Company, Franklin Resources, Inc., Sarnoff Corp. and SRI International

Leslie G. Denend, Ph.D.

Age:	68

Principal Occupation:	Director of McAfee, Inc., VeriFone, Inc. and the United Services Automobile Association

Recent Business Experience:	Dr. Denend was previously a member of the Board of Directors of the Company from 2001 to 2007. In addition, Dr. Denend was Chairman of the Board of the Company from June 2005 until May 2007. Dr. Denend was President of McAfee, Inc., from December 1997 until May 1998, President and CEO of Network General, Inc. from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey & Company until January 1989.

Other Directorships:	Member of the Boards of McAfee, Inc., VeriFone, Inc. and the United States Automobile Association

Michael R. Gaulke

Age:	63

Director Since:	1994

Principal Occupation:	Chief Executive Officer of the Company since 1996 and Chairman of the Board of Directors since 2007

Recent Business Experience:	Mr. Gaulke joined the Company in 1992, as Executive Vice President and Chief Financial Officer. He was named President in March 1993, and he was appointed as a member of the Board of Directors of the Company in January 1994. He assumed the role of Chief Executive Officer in June 1996, and was appointed Chairman of the Board of Directors in May 2007. Prior to 1992, he held senior executive positions at Raynet Corporation and Spectra Physics, and was a consultant with McKinsey & Company.

Other Directorships:	Member of the Board of Cymer, Inc. and the Board of Trustees of the Palo Alto Medical Foundation

Paul R. Johnston, Ph.D.

Age:	55

Principal Occupation:	Chief Operating Officer of the Company since 2003 and President of the Company since 2007.

Recent Business Experience:	Dr. Johnston joined the Company in 1981 and has assumed increasingly responsible positions over time, most recently being named Chief Operating Officer in 2003 and President in 2007. In these roles, Dr. Johnston was initially responsible for Exponent’s Health and Environmental businesses before assuming management of all of the Company’s consulting groups. He has also managed the Company’s network of offices. He is a Registered Professional Civil Engineer in the State of California.

Jon R. Katzenbach

Age:	76

Director Since:	1997

Principal Occupation:	Founding Partner of Katzenbach Partners, L.L.C., a consulting firm, since 1999

Recent Business Experience:	Mr. Katzenbach was with McKinsey & Company from 1959 until January 1999. During his 39 years of service, Mr. Katzenbach managed several of their offices, including McKinsey & Company’s San Francisco and New York offices for five years each. Mr. Katzenbach served as Chairman of several governance committees and was elected to the Shareholders’ Committee in 1972, on which he served for nearly 20 years.

Authored:	Authored: Teams at the Top; Peak Performance; and Why Pride Matters More Than Money Co-authored: The Wisdom of Teams; Real Change Leaders; and The Discipline of Teams

Stephen C. Riggins

Age:	64

Director Since:	2003

Principal Occupation:	Former Western Area Managing Partner – Assurance of KPMG LLP

Recent Business Experience:	Mr. Riggins spent 30 years with KPMG LLP, where he practiced as a certified public accountant and was in a number of senior leadership positions including being a member of KPMG’s Board of Directors and its Management Committee. Other roles included serving as Western Area Managing Partner - Assurance; Managing Partner - Information, Communication, and Entertainment; Managing Partner - Silicon Valley Office and Los Angeles Office.

Other Directorships:	Member of the Board of Tectura Corporation

John B. Shoven, Ph.D.

Age:	61

Director Since:	2007

Principal Occupation:	Professor of Economics, Stanford University

Recent Business Experience:	Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. He is also the Wallace R. Hawley Director of the Stanford Institute for Economics Policy Research, a position he has held since November 1999 and earlier served in that capacity from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven earned his Ph.D. in economics from Yale University and his bachelor’s degree in physics from University of California, San Diego. Dr. Shoven is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award winning teacher at Stanford, and has published more than one hundred professional articles and twenty books.

Other Directorships:	Chairman of the Board of Cadence Design Systems, Inc. and a member of the Board of American Century Funds.

PENDING TRANSITION

On February 19, 2009, Exponent announced that its Board of Directors intends to appoint Dr. Paul R. Johnston, 55, currently Exponent’s President and Chief Operating Officer, as its Chief Executive Officer and President at its Board meeting following the annual shareholder meeting on May 28, 2009. Michael R. Gaulke, 63, will become Executive Chairman at that time and will continue in this role for twelve months.

BOARD INDEPENDENCE

The Board has determined that the following members of the Board are independent directors within the meaning of applicable NASDAQ listing standards: Samuel H. Armacost, Jon R. Katzenbach, Stephen C. Riggins and John B. Shoven, Ph.D. Upon election, Leslie G. Denend, Ph.D. would also qualify as an independent director. Samuel H. Armacost was appointed Lead Independent Director in May 2007. Under applicable Securities and Exchange Commission and NASDAQ rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. No transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations.

BOARD MEETINGS AND COMMITTEES

The Board held six meetings in 2008. Each director attended at least 75% of applicable Board meetings and committee meetings during 2008. The following table describes the Board’s committees. The members of each committee are all independent directors within the meaning of applicable NASDAQ listing standards.

Committee Name/Number of Members	Function of Committee	Meetings in 2008
AUDIT COMMITTEE Stephen C. Riggins—Chairperson Samuel H. Armacost John B. Shoven, Ph.D.

•     Monitors the preparation of quarterly and annual financial reports by the Company’s management

•     Appoints and removes the Company’s independent auditor, approves the scope of their audit services and related fees, as well as any other services being provided to the Company, supervises their work (including resolution of any disagreements between management and the independent auditor regarding financial reporting) and determines whether the independent auditor is independent

•     In consultation with management and the independent auditor considers the integrity of the Company’s financial reporting process and controls regarding finance, accounting and legal compliance

9 meetings

HUMAN RESOURCES COMMITTEE Jon R. Katzenbach—Chairperson Samuel H. Armacost Stephen C. Riggins John B. Shoven, Ph.D.	• Establishes the general compensation policies for all employees • Oversees the specific compensation plan for officers of the Company, including the CEO	5 meetings

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE John B. Shoven, Ph.D.—Chairperson Samuel H. Armacost Jon R. Katzenbach Stephen C. Riggins

•     Identifies individuals to become qualified Board members

•     Makes recommendations to the Board regarding nominations for the Board

•     Oversees the Board’s annual evaluation of its performance

•     Reviews and recommends to the Board compensation for non-employee directors

•     Oversees corporate governance

4 meetings

The responsibilities of the Audit Committee, Human Resources Committee and the Corporate Governance and Nominating Committee are set forth in written charters for each committee, which are available on the Company’s website at: http://www.exponent.com/corporate-governance/.

Corporate Governance and Nominating Committee

As described in the previous table, the Corporate Governance and Nominating Committee of the Board identifies individuals qualified to become Board members, recommends that the Board select the director nominees for the next annual meeting of stockholders, oversees the Board’s annual evaluation of its performance and reviews and recommends to the Board compensation for non-employee directors. The committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and for periodically reviewing such guidelines. The members of the Corporate Governance and Nominating Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The responsibilities of this committee are set forth in the Corporate Governance and Nominating Committee Charter, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/.

The information below describes the criteria and process that the Corporate Governance and Nominating Committee use to evaluate candidates to the Board of Directors.

Criteria for Nomination to the Board of Directors. The Corporate Governance and Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the NASDAQ Global Select Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the NASDAQ Global Select Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are recommended to the Board on the basis of the appropriate size, function and needs of the Board, taking into account that the Board as a whole will have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; and (vii) corporate governance.

Stockholders’ Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Corporate Governance and Nominating Committee c/o the Secretary of the Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for the 2010 Annual Meeting.”

Process for Identifying and Evaluating Nominees. The Corporate Governance and Nominating Committee believes the Company is well served by its current directors, and in the ordinary course re-nominates incumbent directors who continue to be qualified for Board service, have performed well and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Corporate Governance and Nominating Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Corporate Governance and Nominating Committee deems appropriate, a third-party search firm. The Corporate Governance and Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Corporate Governance and Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Corporate Governance and Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the Corporate Governance and Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2009 Annual Meeting. Mr. Armacost, Mr. Gaulke, Mr. Katzenbach, Mr. Riggins and Dr. Shoven are current directors standing for re-election. Dr. Denend is a former director of the Company standing for election again. Dr. Johnston is currently the Company’s President and Chief Operating Officer and was identified by the Corporate Governance and Nominating Committee as a candidate for director due to the Board of Directors intention to appoint Dr. Johnston as its Chief Executive Officer and President following the annual shareholders meeting on May 28, 2009.

How to Contact the Board of Directors. Interested parties wishing to contact the non-management directors of the Company may do so by writing to them at the following address: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025. All letters received will be categorized by the Company’s Corporate Secretary, and then forwarded to the Company’s non-management directors.

The Company does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting. It is expected that all of our directors then in office will attend the Annual Meeting.

Code of Business Conduct and Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and members of the Board of Directors. The Company has also adopted a Code of Ethics applicable to its senior financial officers, including its Chief Executive Officer and Chairman, Chief Financial Officer and Controller. Copies of both documents are available on the Company’s website at: http://www.exponent.com/corporate-governance/. The Company intends to disclose any waivers from these codes in a report on Form 8-K filed with the SEC.

Compensation of Directors

Members of our Board of Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. Non-employee members of the Board of Directors receive:

•	An annual cash retainer of $24,000;

•	An annual restricted stock unit grant valued at $40,000 that vests ratably over a three-year period;

•	$2,000 for attending each meeting of the Board of Directors;

•	$3,000 for service on the Human Resources Committee;

•	$7,500 for service on the Audit Committee;

•	$3,000 for service on the Corporate Governance and Nominating Committee;

•	$1,000 for participation in each conference call of the Audit Committee;

•	$1,000 for attending each meeting of any Committee other than the standing Committees;

•	$500 for participation in each conference call of any Committee other than the standing Committees;

•	$10,000 for serving as Lead Independent Director of the Board of Directors;

•	$7,500 for serving as Chairperson of the Audit Committee;

•	$3,000 for serving as Chairperson of the Corporate Governance and Nominating Committee;

•	$7,500 for serving as Chairperson of the Human Resources Committee; and

•	A restricted stock unit grant valued at $50,000 for each new independent director joining the Board that vests ratably over a three-year period.

DIRECTOR COMPENSATION

The following table sets forth information regarding director compensation during 2008:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Samuel H. Armacost	$60,500	$32,770	$93,270

Barbara M. Barrett (2)	$15,750	$10,002	$25,752

Jon R. Katzenbach	$43,625	$32,770	$76,395

Stephen C. Riggins	$58,000	$32,770	$90,770

John B. Shoven, Ph.D.	$52,250	$24,297	$76,547

(1)	The amounts in this column represent the expense recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), (excluding forfeiture estimates) for unvested restricted stock unit awards. The value of these awards is amortized over the three year vesting period of the awards. Each of our outside directors was granted 1,201 restricted stock units during 2008 with a grant date fair value of $40,000. The following director restricted stock unit awards were outstanding as of January 2, 2009: Mr. Armacost 4,658, Mr. Katzenbach 4,658, Mr. Riggins 4,658, and Dr. Shoven 3,189. The following director stock option awards were outstanding as of January 2, 2009: Mr. Riggins 20,000.
(2)	On May 1, 2008 after being confirmed by the United States Senate as the United States Ambassador to Finland, Barbara M. Barrett resigned from the Board of Directors of Exponent, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for general oversight of the Company’s financial accounting and reporting process. The committee’s primary responsibilities fall into three broad categories:

•

first, the committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent auditor about quarterly and annual financial statements and key accounting and reporting matters;

•

second, the committee is responsible for matters concerning the relationship between the Company and its independent auditor, including their appointment or removal; approving the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the independent auditor is independent; and

•

third, the committee in consultation with management and the independent auditor considers the integrity of the Company’s financial reporting processes and controls regarding finance, accounting and legal compliance.

The committee’s responsibilities are presented in detail in the complete charter of the committee, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/. The charter reflects standards set forth in the applicable SEC regulations and the NASDAQ Global Select Market rules. Audit Committee members are independent as defined by these regulations and rules. The Board of Directors has determined that Mr. Riggins is an “audit committee financial expert” as such term is defined by these rules and regulations.

The committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it considers necessary or appropriate to each of the matters assigned to it under the committee’s charter.

In overseeing the preparation of the Company’s financial statements, the committee met with both management and the Company’s independent auditor to review and discuss all quarterly and annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee discussed the statements with both management and the independent auditor. The committee’s review included discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3300T.

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit services, and considered the compatibility of non-audit services with KPMG’s independence.

On the basis of these reviews and discussions, the committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2009, for filing with the SEC.

Members of the Audit Committee

Stephen C. Riggins, Chairperson
Samuel H. Armacost
John B. Shoven, Ph.D.

RELATIONSHIP WITH INDEPENDENT AUDITOR

KPMG LLP has been the independent auditor that audits the financial statements of the Company since 1987. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, KPMG LLP provided various other services during 2008. The aggregate fees incurred during 2008 and 2007 for each of the following categories of services are set forth below:

	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$568,000	$589,000
Audit-Related Fees	—	—
Tax Fees	132,000	90,000
All Other Fees	—	—

Total Fees	$700,000	$679,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, consents, reviews of SEC filings, statutory audits in non-U.S. locations and reports on issuers’ internal controls required under the Sarbanes-Oxley Act.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending January 1, 2010. KPMG LLP has audited the Company’s financial statements since 1987. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of KPMG LLP will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting.

In the event that the stockholders do not approve the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment of the independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

STOCK OWNERSHIP

The following table indicates beneficial ownership of the Company’s common stock as of April 1, 2009. It includes stockholders known by the Company to beneficially own more than 5% of the Company’s common stock, the Company’s directors, the executive officers of the Company named in the Summary Compensation Table (see page 22), and the directors and executive officers of the Company as a group. A total of 13,594,515 shares of the Company’s common stock were issued and outstanding as of April 1, 2009.

Name and Address of Beneficial Owners	Number of Shares (1)	Percent of Total (1)
Neuberger Berman Inc. (2) 605 Third Avenue New York, NY 10158	1,641,563	12.1%
Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	947,190	7.0%
The Bank of New York Mellon Corporation (2) One Wall Street, 31st Floor New York, NY 10286	940,719	6.9%
Michael R. Gaulke (3)	451,903	3.3%
Richard L. Schlenker (4)	314,919	2.3%
Paul R. Johnston, Ph.D. (5)	254,340	1.8%
Samuel H. Armacost (6)	145,586	1.1%
Robert D. Caligiuri, Ph.D. (7)	142,636	1.0%
Stephen C. Riggins (8)	21,740	*
Jon R. Katzenbach (6)	8,866	*
John B. Shoven, Ph.D. (6)	0	*
Elizabeth L. Anderson, Ph.D.	0	*
Leslie G. Denend, Ph.D.	0	*
All Directors & Executive Officers (14 persons) (9)	1,382,176	9.6%

*	Represents less than one percent of the outstanding common stock of the Company.
(1)	The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days of April 1, 2009, through the exercise of any stock option or other right. The denominator of the calculation consists of shares the director’s and executive officer’s have the right to acquire through the exercise of any stock option or other right within sixty days of April 1, 2009, plus the Company’s total shares outstanding as of April 1, 2009. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 12, 2009 for Neuberger Berman Inc., a report on Schedule 13G/A on January 23, 2009 for Royce & Associates, LLC and a report on Schedule 13G on February 17, 2009 for Bank of New York Mellon Corporation.
(3)	Includes 290,760 shares of common stock subject to options exercisable within sixty days of April 1, 2009.
(4)	Includes 229,289 shares of common stock subject to options exercisable within sixty days of April 1, 2009.
(5)	Includes 201,750 shares of common stock subject to options exercisable within sixty days of April 1, 2009.
(6)	Includes 1,640 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 1, 2009.
(7)	Includes 90,000 shares of common stock subject to options exercisable within sixty days of April 1, 2009.
(8)	Includes 20,000 shares of common stock subject to options exercisable within sixty days of April 1, 2009 and 1,640 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 1, 2009.

(9)	Includes 847,799 shares of common stock subject to options exercisable within sixty days of April 1, 2009 and 4,920 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2008, all filings with the SEC, by its executive officers, directors and 10% stockholders complied with requirements for reporting ownership or changes in ownership of Company common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except for the following: A failure to file a Form 5, Annual Statement of Changes in Beneficial Ownership of Securities, on a timely basis for Robert D. Caligiuri, Ph.D., John D. Osteraas, Ph.D. and Richard L. Schlenker with regards to four quarterly purchases each of Company stock through the Employee Stock Purchase Plan during 2007. The Form 5s for these purchases were filed on February 13, 2008. A failure to file a Form 5, Annual Statement of Changes in Beneficial Ownership of Securities, on a timely basis for Robert D. Caligiuri, Ph.D., John D. Osteraas, Ph.D. and Richard L. Schlenker with regards to four quarterly purchases each of Company stock through the Employee Stock Purchase Plan during 2008. The Form 5s for these purchases were filed on March 24, 2009.

Compensation Committee Interlocks and Insider Participation

During 2008, Ms. Barrett and Messrs. Armacost, Katzenbach, Riggins and Shoven served as members of the Human Resources Committee. No member of the Human Resources Committee is or was formerly an officer or an employee of the Company or any of its subsidiaries.

No interlocking relationship exists between the Company’s Board of Directors or Human Resources Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, our Chief Financial Officer and our other three most highly-compensation executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table”. We collectively refer to these five individuals as our “named executive officers.”

General Philosophy. Our fundamental compensation philosophy is to align management’s incentives with the long-term interests of our stockholders, create a sense of partnership and to provide a retention vehicle. We strive to compensate our named executive officers competitively with executives and consulting professionals throughout the industry and geographies in which we operate. Executive officer compensation is based on the performance of the Company, individual achievements and the competitive environment. Individual performance assessments are based on both objective and subjective appraisals of financial performance, professional accomplishments and leadership that meet the level of excellence demanded. We use a total compensation approach for our named executive officers, in which each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program. Our compensation program consists of the following elements: base salary, bonus, equity compensation and other benefits.

Board Process. The responsibility for determining the compensation of our named executive officers has been delegated by the Board of Directors to the Human Resources Committee (which is hereinafter referred to as the “Committee”). As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company, including the Chief Executive Officer. The Committee regularly reviews these compensation programs and makes adjustments as appropriate to accomplish its objectives. The Committee met five times during 2008.

In the case of the Chief Executive Officer, the Committee reviews the Chief Executive Officer’s written assessment of his performance, evaluates the performance of the Chief Executive Officer relative to his objectives and determines the appropriate compensation. For the other executive officers, the Chief Executive Officer evaluates their performance and presents his evaluation and compensation recommendations to the Committee for review and approval. The Committee approves the compensation for all named executive officers. The Committee also approves all equity compensation grants. The Charter of the Committee is available on our website at: http://www.exponent.com/corporate-governance/.

The Charter of the Committee provides for the Committee to retain, and terminate as necessary, a compensation consultant. During 2006, the Committee engaged Compensia, an executive compensation consulting firm, to provide recommendations regarding a framework for performance objectives, as discussed below, and competitive compensation data for our Chief Executive Officer. During 2008, the Committee re-engaged Compensia to provide competitive compensation data for our Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer. During 2008 competitive compensation data for 10 publicly-traded professional service companies with revenue, operating income, and business focus comparable to Exponent were used. Those companies included CRA International, DiamondCluster International, Duff & Phelps, Heidrick and Struggles, Huron Consulting, ICF International, Korn/Ferry, LECG, Navigant Consulting, and SM&A. During 2008, the Committee also reviewed executive compensation survey data compiled by Radford, a compensation survey provider, for chief financial officers of 35 publicly-traded companies in Northern California with annual revenues in the $100 million to $300 million range. The Committee does not benchmark compensation against a specific percentile or range of percentiles within any peer group, because there are no comparable companies that offer the same technical capability and breadth of services as Exponent. The competitive compensation data provided by Compensia during 2008 for base salary, total cash compensation and long-term incentives and the executive compensation survey data for chief financial officers provided by Radford were reviewed by the Committee to ensure that compensation is not an outlier relative to the peer groups reviewed.

Elements of Compensation Program

Base Salary. We believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business objectives. We strive to provide base salaries commensurate with comparable executives at professional service organizations of similar size and location and with consulting professionals of similar background and experience working for both professional service organizations and in private practice. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account our performance, as well as the individual’s responsibilities, experience and performance. The level of total compensation relative to our other executive officers, senior scientific and engineering consultants that we hire and those that have left to compete with us are also considered when determining executive officer base salaries.

For 2008, our Chief Executive Officer received a base salary of $575,000. For 2009, the Committee concluded that his salary was competitive and would not be increased based on the Committee’s review of the competitive compensation data provided by Compensia. Any increase in the Chief Executive Officer’s cash compensation would be realized as an annual bonus based on his performance relative to his performance objectives which are discussed below. Effective March 30, 2009, the base salary for Mr. Schlenker increased 9% from $320,000 to $350,000. Mr. Schlenker’s increased base salary reflected a level that the Committee concluded was appropriate based upon Mr. Schlenker’s performance, competitive compensation data provided by Compensia and executive survey data provided by Radford. The 2008 base salaries for Dr. Johnston and Dr. Anderson were $480,000 and $455,000, respectively. For 2009, the Committee concluded that Dr. Johnston and Dr. Anderson’s salaries were competitive and would not be increased. Effective March 30, 2009, the base salary for Dr. Caliguiri increased by 2% from $490,000 to $500,000. The base salary increase for Dr. Caligiuri, reflects the level that the Committee concluded was appropriate based upon his performance in overseeing our largest practice group which contributed to our strong performance in 2008.

Bonus. Annual bonuses are designed to create an incentive and to reward named executive officers for their contributions to our performance by making a significant portion of their total compensation variable. Our bonus plan covers all employees, including named executive officers, and the bonus pool is equal to 33% of our pre-tax income before bonuses, stock-based compensation, realized gain/loss on foreign exchange and interest income. An additional amount of up to the Chief Executive Officer’s target bonus will be added to the bonus pool if the Chief Executive Officer’s objectives for increasing profit and revenue are exceeded, as discussed below. Our bonus pool has historically been 33% and the Committee determined that this amount was competitive for 2008. The total amount available in the bonus pool for 2008 was $19,734,000. Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards to provide a longer term incentive, under which each executive officer has the right to receive shares of our common stock four years from the date of grant. The remainder of each executive officer’s annual bonus is paid in cash.

Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. For a named executive officer who has broader corporate responsibilities, such as our Chief Financial Officer or our President and Chief Operating Officer, his or her performance is based on that officer’s overall contribution to the Company.

For 2008, the Chief Executive Officer’s performance was evaluated using a process developed with the help of Compensia, based on the following three performance objectives: increase profit, increase revenue, and demonstrate leadership. We established the target bonus level for our Chief Executive Officer equal to his base salary of $575,000 with the maximum payout set at two times the target bonus level. The Committee set the target bonus level and maximum payout at amounts they believe are competitive based on the compensation data provided by Compensia. Each of the three performance objectives is equally weighted.

With respect to the increase profit objective, half of the determination was based on the judgment of the Committee as to the Chief Executive Officer’s contribution to the objectives, taking into consideration factors such as how we were able to leverage infrastructure and manage utilization. The other half of the determination of the increase profit objective was based on a quantitative goal for our earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDAS”) for the year. Similarly, for the increase revenue objective, half of the determination was also based on the judgment of the Committee as to the Chief Executive Officer’s contribution to the objectives, taking into consideration factors such as how well we accomplished strategic growth initiatives, increased headcount and increased focus on business development of senior staff. The other half of the determination of the increase revenue objective was based on a quantitative goal for increasing revenues before reimbursements. The leadership objective was solely based on the judgment of the Committee taking into consideration factors such as recruiting, staff development, retention of key consulting staff and our overall strategic direction.

The quantitative performance goal for the first objective, increase profit, was an 11% increase in EBITDAS. This is measured on a scale of 0 to 2 with 0 being equal to a 1% growth in EBITDAS, 1 being equal to an 11% growth in EBITDAS, and 2 being equal to 21% growth in EBITDAS. We exceeded this quantitative goal with actual EBITDAS growth of 16%. This resulted in a quantitative performance factor for this objective of 1.5 on a scale of 0 to 2. The quantitative performance goal for the second objective, increase revenue, was a 10% increase in revenues before reimbursements. This is also measured on a scale of 0 to 2 with 0 being equal to 0% revenue growth, 1 being equal to 10% revenue growth, and 2 being equal to 20% revenue growth. We exceeded this quantitative goal with actual revenues before reimbursements growth of 13%. This resulted in a quantitative performance factor for this objective of 1.3 on a scale of 0 to 2.

In determining the appropriate bonus the Committee considered qualitative contributions to achieving each of the three objectives in addition to the quantitative metrics described above. In making a qualitative assessment of the objective to increase profits the Committee considered how effectively expenses were managed and how well infrastructure was leveraged. In making a qualitative assessment of the objective to increase revenue the Committee considered the significant growth in technical full time equivalent employees of 7%, the 18% increase in product sales in our technology development practice and revenue increases in several of our strategic growth areas including health science consulting, product design consulting, energy consulting, and defense technology development. With respect to the third objective, demonstrate leadership, the Committee recognized that this objective was exceeded due to Mr. Gaulke’s continued development of a strong leadership team and work towards a succession plan. Based on the Committee’s combined quantitative and qualitative evaluation, Mr. Gaulke’s 2008 performance achieved a composite performance factor of 1.48 on a scale of 0 to 2. This resulted in a bonus equal to 148% of his target bonus of $575,000. Thus Mr. Gaulke’s bonus was set at $850,000.

We do not have target bonuses for our other named executive officers. The bonuses for the other named executive officers were determined based on the size of our bonus pool and their relative contribution to our overall performance. Total compensation was also considered when determining the annual bonuses for our other named executive officers.

Equity Compensation. Our equity compensation program is designed to align the named executive officers and stockholders interests, create a sense of partnership, provide a mechanism for retention and to provide a competitive total compensation package. We use a combination of restricted stock units and stock options to achieve these objectives.

Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards. The percentage of each named executive officer’s annual bonus settled with vested restricted stock unit awards may be less than 40% when called for by the terms of an employment agreement or when other equity grants made were deemed adequate to align named executive officers and stockholders’ interests, create a sense of partnership, provide a mechanism for retention and provide a competitive total compensation package. Under these restricted stock unit awards, each executive officer has the right to receive shares of our common stock four years from the date of grant. Each named executive officer who received a fully vested restricted stock unit award is also granted a matching number of unvested restricted stock unit awards. These unvested restricted stock unit awards cliff vest four years from the date of grant provided the holder has met certain employment conditions. In the case of retirement at 59 1/2 years or older, all unvested restricted stock unit awards will continue to vest, provided that the named executive officer does all consulting work through us and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Our practice is to determine each named executive officer’s bonus and the dollar amount of vested and unvested restricted stock unit awards following the availability of financial results for the prior year. With the exception of significant promotions and new hires, we generally grant restricted stock unit awards once a year during the allocation of our bonus pool. For restricted stock unit awards granted during 2006 our plan defined the fair market value of the restricted stock unit awards as the closing price of our stock on the day prior to the day of grant. We currently believe that the closing price of our stock on the date of grant is a better measure of fair value. As such, for restricted stock unit awards granted subsequent to 2006, our plan was amended such that the fair market value of restricted stock unit awards is determined based upon the closing price of our stock on the day of grant. Restricted stock unit award grants related to fiscal 2005 bonuses were made on March 10, 2006, for grants related to fiscal 2006 bonuses on March 9, 2007, for grants related to fiscal 2007 bonuses on March 14, 2008 and for grants related to fiscal 2008 bonuses on March 13, 2009. Our annual review process and the Committee’s schedule were determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Unvested restricted stock unit awards and stock options are also granted for select new hires and promotions. During the annual review process in February 2008, the Committee granted a stock option to purchase 30,000 shares of our common stock to the Chief Executive Officer; a stock option to purchase 15,000 shares of our common stock to the Chief Financial Officer; and a stock option to purchase 15,000 shares of our common stock to the President and Chief Operating Officer. These stock option grants reflect levels that the Committee concluded were generally appropriate based upon past practices within the Company, each individual’s total stock ownership, the competitive compensation data provided by Compensia and the executive compensation survey data provided by Radford.

For 2006, our plan defined the exercise price of stock option awards granted as the average of the high bid and low ask price of our common stock on the day prior to the grant. We currently believe that the closing price of our stock on the date of grant is a better measure of fair value. As such, for stock option awards granted subsequent to 2006 our plan was amended such that the exercise price of a stock option is equal to the closing price of our stock on the date of grant. Our option awards vest ratably over a four-year period beginning on the grant date.

Nonqualified Deferred Compensation. To attract and retain high performing executive officers and consultants we have a nonqualified deferred compensation plan under which we provide certain highly compensated employees, including the named executive officers, the opportunity to elect to defer the receipt of compensation. Participants in the plan may elect to defer up to 100% of their compensation to include base salary and bonus. We also retain the discretion to make company contributions for any participant.

Other Benefits. Executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, an employee stock purchase plan and company contributions to each employee’s 401(k) plan. We also provide vacation and other paid holidays to all employees, including executive officers.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of annual compensation that we may deduct in any one year with respect to certain executive officers unless the compensation is qualifying performance-based compensation where certain requirements are met. It is the policy of the Committee to have stock option compensation qualify for full deductibility to the extent feasible and consistent with our overall compensation objectives. Our 1999 Incentive Stock Option Plan is designed to enable compensation recognized in connection with the exercise of options to qualify as performance based compensation eligible for deductibility under Section 162(m). Base salary, bonuses, and restricted stock unit awards do not qualify as exceptions to the deduction limit due to the Committee’s philosophy of determining total executive compensation using a combination of quantitative and qualitative assessments of performance.

Compensation Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with Statement of Financial Accounting Standard No. 123R (“SFAS123(R)”). The Committee believes, however, that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with these types of awards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards. Based upon the structure of our employee stock purchase plan program we are not required to record compensation expenses for financial statement purposes in connection with employees’ rights to purchase our stock granted under this program.

Potential Payments Upon Termination or Change-in-Control

Our restricted stock award agreements state that in the event of a change in control of the Company, the successor shall assume or substitute equivalent awards on the same terms and conditions. If the award holder is involuntarily terminated for any reason other than the award holder’s failure to substantially perform the duties of the award holder’s position within a two-year period beginning on the date of the change in control, all awards are vested and settled on the date of termination. We do not have any other contracts, agreements, plans or arrangements, whether written or unwritten, providing for payments to a named executive officer at, following, or in connection with any termination of a named executive officer or a change in control or a change in a named executive officer’s responsibilities.

SUMMARY COMPENSATION TABLE

The following table summarizes information regarding compensation earned by our Named Executive Officers during 2008:

Name and Principal Position	Year	Salary (1)		Bonus (2)		Stock Awards (3)		Option Awards (4)		All Other Compensation (5)	Total

Michael R. Gaulke Chief Executive Officer and Chairman of the Board of Directors	2008		$586,053		$850,000		$406,369		$323,635	—		$2,166,057
	2007 2006	$ $	575,000 562,494	$ $	900,000 680,000	$ $	354,517 255,033	$ $	295,418 305,570	— —	$ $	2,124,935 1,803,097

Richard L. Schlenker Chief Financial Officer	2008		$316,157		$350,000		$74,874		$147,001	—		$888,032
	2007		$276,245		$350,000		$49,340		$131,951	—		$807,536
	2006		$258,757		$225,000		$29,050		$112,226	—		$625,033

Paul R. Johnston, Ph.D. President and Chief Operating Officer	2008		$485,499		$480,000		$144,310		$206,085	—		$1,315,894
	2007 2006	$ $	452,161 416,255	$ $	400,000 300,000	$ $	115,378 87,586	$ $	189,044 165,628	— —	$ $	1,156,583 969,469

Elizabeth L. Anderson, Ph.D. Group Vice President	2008		$458,769		$300,000		$160,022		—	$224,447		$1,143,238
	2007		$432,510		$400,000		—		—	$500,000		$1,332,510
	2006		$245,196		$250,000		—		—	$275,553		$770,749

Robert D. Caligiuri, Ph.D. Group Vice President	2008		$494,448		$400,000		$132,425		—	—		$1,026,873
	2007		$462,514		$360,000		$97,919		$3,845	—		$924,278
	2006		$430,004		$360,000		$61,612		$28,534	—		$880,150

(1)	The base salaries for our Named Executive Officers took effect for 2008, 2007 and 2006 on March 31, 2008, April 1, 2007 and April 1, 2006, respectively. As such the amounts in this column reflect three months at their prior year base salaries and nine months at their current year base salaries. Fiscal 2008 included 53 weeks of salary as compared to 52 weeks for fiscal 2007 and 2006.
(2)	The amounts shown in this column represent the value of bonuses earned, including the portion settled with vested restricted stock unit awards. The value of the vested restricted stock unit awards for 2008 were: Mr. Gaulke $340,014, Mr. Schlenker $140,009, Dr. Johnston $192,024, Dr. Anderson $120,018 and Dr. Caligiuri $160,024. The value of the vested restricted stock unit awards for 2007 were: Mr. Gaulke $360,017, Mr. Schlenker $140,019, Dr. Johnston $160,022, Dr. Anderson $160,022 and Dr. Caligiuri $144,026. The value of vested restricted stock unit awards for 2006 were: Mr. Gaulke $272,010, Mr. Schlenker $90,005, Dr. Johnston $120,013, Dr. Anderson $0 and Dr. Caligiuri $144,015.
(3)

The amounts shown in this column represent the expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) (excluding forfeiture estimates) for unvested restricted stock unit awards. The value of awards granted prior to 2006 is amortized over the four-year vesting period of the award. Due to the adoption of SFAS 123(R) the value of awards granted during 2006, 2007 and 2008 are amortized over the shorter of the four-year vesting period of the award or the period between the grant date and the date the award recipient turns 59 1/2. If the award recipient is 59 1/2 on the date of grant the value of the entire award is expensed upon grant. Since Mr. Gaulke was older than 59 1/2 on March 14, 2008, March 9, 2007 and on March 10, 2006 the entire value of his 2008 award of $360,017, his 2007 award of $272,010 and his 2006 award of $175,140 were expensed upon grant and thus included in this column. Since Dr. Anderson was older than 59 1/2 on March 14, 2008 the entire value of her 2008 award of $160,022 was expensed upon grant. Since Dr. Caligiuri will turn 59 1/2 before the end of the four-year vesting period, the value of his 2008 and 2007 awards of $144,026 and $144,015 are being amortized over 2.8 years and 3.8 years, respectively. The other Named Executive Officers who received unvested restricted stock unit awards will not turn 59 1/2 during the vesting period and thus their 2008, 2007 and 2006 awards are being amortized over the four-year vesting period. Refer to Note 9 “Stock-Based Compensation” in our 2008 Annual Report on Form 10-K for the assumptions used in valuing our restricted stock unit awards.

(4)	The amounts shown in this column represent the expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) (excluding forfeiture estimates) for stock option awards. The value of our stock option awards is amortized ratably over the four-year vesting period. Refer to Note 9 “Stock-Based Compensation” in our 2008 Annual Report on Form 10-K for the assumptions used in valuing our stock option awards.
(5)	The amounts shown in this column represent the amortization of Dr. Anderson’s $1 million company contribution to the nonqualified deferred compensation plan. The value of this contribution is amortized ratably over the two-year vesting period beginning on the date of her employment.

Employment Agreements. In 2006, we entered into an employment agreement with Dr. Anderson. Under the agreement Dr. Anderson is an exempt at-will employee and eligible to participate in all of our compensation and benefit programs. Per the terms of this agreement Dr. Anderson received a $1 million contribution under our deferred compensation plan. One-eighth of this contribution vested on each three-month anniversary of Dr. Anderson’s date of hire. The agreement includes a five-year non-compete provision. All other Named Executive Officers are at-will employees and are not party to employment agreements with the Company.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards to our Named Executive Officers during 2008:

Name	Grant Date	Human Resource Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Gaulke	03/14/2008	02/05/2008	11,411	(1)			$360,017
	03/14/2008	02/05/2008	11,411	(2)			$360,017
	02/05/2008	02/05/2008			30,000	$31.01	$384,600

Mr. Schlenker	03/14/2008	03/06/2008	4,438	(1)			$140,019
	03/14/2008	03/06/2008	4,438	(2)			$140,019
	02/05/2008	02/05/2008			15,000	$31.01	$192,300

Dr. Johnston	03/14/2008	02/05/2008	5,072	(1)			$160,022
	03/14/2008	02/05/2008	5,072	(2)			$160,022
	02/05/2008	02/05/2008			15,000	$31.01	$192,300

Dr. Anderson	03/14/2008	03/06/2008	5,072	(1)			$160,022
	03/14/2008	03/06/2008	5,072	(2)			$160,022

Dr. Caligiuri	03/14/2008	03/06/2008	4,565	(1)			$144,026
	03/14/2008	03/06/2008	4,565	(2)			$144,026

(1)	Amounts represent the number of fully vested restricted stock units granted under our Restricted Stock Award Plan.
(2)	Amounts represent the number of unvested restricted stock units granted under our Restricted Stock Award Plan. These awards cliff vest four years from the date of grant.
(3)	Amounts represent options granted under our 1999 Stock Option Plan. These options become exercisable over a period of four years at a rate of 25% per year and expire 10 years from the date of grant.

Restricted Stock Unit Awards. Each of the Named Executive Officers were awarded the number of vested and unvested restricted stock unit awards as shown in the table above. The number of fully vested restricted stock unit awards granted was determined by dividing the portion of each Named Executive Officer’s 2007 bonus designated for settlement in fully vested restricted stock units by the closing price of our common stock on the day of the grant. An equal number of matching unvested restricted stock unit awards were also granted to each Named Executive Officer. For financial statement reporting purposes the value of these awards is amortized over the shorter of the four-year vesting period or the period between the grant date and the date the award recipient turns 59 1/2.

Stock Options. Certain of the Named Executive Officers were awarded stock options as shown in the table above. The exercise price of these stock options was equal to the closing price of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each Named Executive Officer’s outstanding equity awards as of January 2, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Mr. Gaulke		30,000	(2)	$31.01	02/05/2018	11,411	(7)	$345,639
	10,000	30,000	(3)	$18.37	02/02/2017	14,585	(8)	$441,780
	20,000	20,000	(4)	$15.65	02/09/2016	11,120	(9)	$336,825
	37,500	12,500	(5)	$12.02	03/01/2015	12,632	(10)	$382,623
	41,060			$11.37	02/04/2014
	85,694			$6.99	02/06/2013
	56,506			$6.39	02/07/2012

Mr. Schlenker		15,000	(2)	$31.01	02/05/2018	4,438	(7)	$134,427
	5,000	15,000	(3)	$18.37	02/02/2017	4,826	(8)	$146,180
	7,500	7,500	(4)	$15.65	02/09/2016	2,902	(9)	$87,902
	15,000	5,000	(5)	$12.02	03/01/2015	4,044	(10)	$122,493
	20,000			$11.31	03/12/2014
	30,000			$7.02	03/03/2013
	20,000			$6.51	03/05/2012
	22,327			$5.86	03/06/2011
	43,962			$4.20	03/06/2010
	48,000			$3.34	06/28/2009

Dr. Johnston		15,000	(2)	$31.01	02/05/2018	5,072	(7)	$153,631
	5,000	15,000	(6)	$22.02	05/22/2017	6,435	(8)	$194,916
	5,000	15,000	(3)	$18.37	02/02/2017	4,836	(9)	$146,482
	10,000	10,000	(4)	$15.65	02/09/2016	13,108	(11)	$397,041
	15,000	5,000	(5)	$12.02	03/01/2015	4,044	(10)	$122,493
	20,000			$11.31	03/12/2014
	40,000			$7.68	07/14/2013
	30,000			$7.02	03/03/2013
	20,000			$6.51	03/05/2012
	33,000			$5.86	03/06/2011

Dr. Anderson	—	—		—	—	5,072	(7)	$153,631

Dr. Caligiuri	40,000			$7.02	03/03/2013	4,565	(7)	$138,274
	20,000			$6.51	03/05/2012	7,722	(8)	$233,899
	30,000			$5.86	03/06/2011	7,736	(9)	$234,323
						7,580	(10)	$229,598

(1)	Value is determined based on the closing price of our common stock on January 2, 2009 of $30.29 per share.
(2)	Four-year vesting at a rate of 25% per year. Options fully vest on February 5, 2012.
(3)	Four-year vesting at a rate of 25% per year. Options fully vest on February 2, 2011.
(4)	Four-year vesting at a rate of 25% per year. Options fully vest on February 9, 2010.
(5)	Four-year vesting at a rate of 25% per year. Options fully vest on March 1, 2009.
(6)	Four-year vesting at a rate of 25% per year. Options fully vest on May 22, 2011.
(7)	Stock awards cliff vest on March 14, 2012.
(8)	Stock awards cliff vest on March 9, 2011.

(9)	Stock awards cliff vest on March 10, 2010.
(10)	Stock awards cliff vest on March 11, 2009.
(11)	Stock awards cliff vest on August 4, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for each Named Executive Officer regarding options exercised and restricted stock units vested during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mr. Gaulke	417,940	$10,821,186	11,411	(1)	$360,017
			15,826	(2)	$515,453

Mr. Schlenker	63,711	$1,575,746	4,438	(1)	$140,019
			2,814	(2)	$91,652

Dr. Johnston	36,900	$968,373	5,072	(1)	$160,022
			3,694	(2)	$120,314

Dr. Anderson	—	—	5,072	(1)	$160,022

Dr. Caligiuri	—	—	4,565	(1)	$144,026
			5,276	(2)	$171,839

(1)	The amounts shown represent fully vested restricted stock units granted to settle a portion of each Named Executive Officer’s 2007 bonus.
(2)	The amounts shown represent shares issued in settlement of matching restricted stock units granted to each Named Executive Officer on March 12, 2004.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding activity in our nonqualified deferred compensation plan for each Named Executive Officer during 2008:

Name	Executive Contributions in 2008		Registrant Contributions in 2008		Aggregate Earnings in 2008	Aggregate Withdrawals/ Distributions in 2008	Aggregate Balance at 01/02/09 (3)

Mr. Gaulke	—		—		$(5,223)	$(488,941)	$6,197

Mr. Schlenker	—		$1,247	(2)	$(26,747)	$(57,520)	$60,396

Dr. Johnston	—		—		—	—	—

Dr. Anderson	—		—		$(118,770)	$(300,000)	$269,087

Dr. Caligiuri	$54,000	(1)	—		$(2,850)	—	$102,789

(1)	Amount represents the portion of Dr. Caligiuri’s 2007 bonus, disclosed in the Summary Compensation Table, that was contributed to the deferred compensation plan in March of 2008.
(2)	This registrant contribution represents the amount that would have been contributed to Mr. Schlenker’s 401(k) plan, on the same terms as other employees, had he not participated in our deferred compensation plan during 2007.
(3)	The aggregate balance at 01/02/09 was fully vested for all Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Company’s equity compensation plans during the fiscal year ended January 2, 2009. The equity compensation plans of the Company include the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan. Also included in the table are options outstanding for the following equity compensation plans which were terminated upon adoption of the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan: the 1999 Stock Option Plan, the 1998 Stock Option Plan, the 1990 Stock Option Plan and the Restricted Stock Award Plan.

The 2008 Equity Incentive Plan, the 2008 Employee Stock Purchase Plan, the 1999 Stock Option Plan, the 1990 Stock Option Plan and the Restricted Stock Award Plan were approved by the Company’s stockholders. The 1998 Stock Option Plan was not approved by the Company’s stockholders.

The following table summarizes the Company’s equity compensation plans as of January 2, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,101,549	$10.37	1,374,462

Equity compensation plans not approved by security holders	86,750	$6.65	—

Total	1,188,299	$10.10	1,374,462

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Human Resources Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Resources Committee of the Board of Directors establishes the general compensation policies for all employees and oversees the specific compensation plans for officers of the Company, including the Chief Executive Officer. The Committee is composed of the four independent non-employee directors. No executive officers of the Company are included on the Human Resources Committee.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy statement.

Members of the Human Resources Committee

Jon R. Katzenbach, Chairperson
Samuel H. Armacost
Stephen C. Riggins
John B. Shoven, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We are a party to indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Exponent Engineering

In January 2006, we entered into a services agreement with Exponent Engineering, P.C., a California professional corporation that is qualified to do business in the State of New York, in order to facilitate the provision of professional engineering services in the State of New York. Pursuant to the agreement, we provide all professional and administrative services required by Exponent Engineering. In exchange for these services, Exponent Engineering will deliver to us all amounts or other consideration received by Exponent Engineering resulting from the provision of these professional services. The shareholders of Exponent Engineering are executive officers of Exponent. However, none of these executive officers receive any compensation for their participation in Exponent Engineering and have no financial interest in the securities of Exponent Engineering. During fiscal 2008 we received $1,481,000 of consideration from Exponent Engineering under this services agreement.

Audit Committee Approval Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions.

OTHER MATTERS

The Company knows of no other matters that will be brought before the meeting. However, if any such matters are properly presented before the meeting, it is the intention of the persons named in the Notice to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to vote by phone, vote via the internet or submit your proxy by mail if you elected to receive printed proxy materials at your earliest convenience.

Notice Regarding the Internet Availability of Proxy Materials for the 2009 Annual Meeting. This proxy statement and our 2008 Annual Report on Form 10-K for the fiscal year ended January 2, 2009, as filed with the SEC, will be available at: http://bnymellon.mobular.net/bnymellon/expo on or about April 17, 2009.

Stockholder Proposals for the 2010 Annual Meeting. Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Stockholders interested in presenting a proposal for consideration at the Company’s Annual Meeting of Stockholders for the year 2010 may do so by submitting the proposals to the Company’s Corporate Secretary, no later than December 15, 2009.

In addition, if the Company is not notified by March 10, 2010, of a proposal to be brought before the 2010 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

Proxy Solicitation Costs. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain Company directors, officers and regular employees, without additional compensation, by personal conversation, telephone, telegram, letter, electronically, or by facsimile.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 17, 2009

Appendix

Exponent, Inc.

Charter of the Audit Committee

of the Board of Directors

(as amended through December 5, 2008)

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Exponent, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

By adopting this Charter, the Board delegates to the Committee the full and exclusive authority to: (i) perform each of the responsibilities set forth in this Charter; (ii) appoint a chair of the Committee (the “Chair”); (iii) conduct any investigation the Committee determines necessary to fulfill its responsibilities; (iv) retain special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, and cause the officers of the Company to provide such funding as the Committee shall determine appropriate for payment of compensation to the Company’s independent auditors and any special legal, accounting, or other consultants or experts retained by the Committee; obtain direct access to the Company’s independent auditors as well as anyone in the organization, including internal legal or other advisors.

II. Audit Committee Composition and Meetings

The Committee shall be composed of three or more directors, each of whom shall be “independent”, as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as that term may be defined under the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act. All members of the Committee shall meet the independence and financial literacy requirements of the NASDAQ and at least one member shall meet the financial sophistication requirements of the NASDAQ. At least one member of the Committee shall be a “financial expert”, as that term may be defined in the Regulations.

Committee members shall be appointed by the Board. If the Chair is not present at a meeting, the members of the Committee may designate a Chair for that meeting by majority vote of the Committee membership.

Subject to the specific responsibilities and duties set forth in this Charter, the Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities.

III. Audit Committee Responsibilities and Duties

Review Procedures

1.	At least annually, review and assess the performance of the Committee and the adequacy of this Charter, and recommend changes to the Board if necessary. Have this Charter published in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements, Form 10-K and the report of the independent auditors thereon prior to filing or distribution, and discuss items required by SAS 114 and significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the quality of accounting principles, including non-GAAP policies; the adequacy of the disclosure of off-balance-sheet transactions, arrangements, obligations and relationships in reports filed with the Commission.

3.	Review and discuss with management and the independent auditors management’s report on internal control over financial reporting, and the independent auditors’ audit of the effectiveness of the Company’s internal control over financial reporting, prior to filing of the Form 10-K.

4.	Discuss with management the appropriateness of the presentation of any non-GAAP financial information included in earnings press releases or other public disclosures. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

5.	Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

6.	In consultation with management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review with management and the independent auditors any report on significant deficiencies and/or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. The Chair of the Committee will review all required written communication between the independent auditor and management.

7.	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements included in Form 10-Q prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 100 and SAS 114 (see item 14). The Chair or a member of the Committee that is a financial expert may represent the entire Committee for purposes of this review.

Independent Auditors

8.	Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor; oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting); evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor, it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

9.	Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditors, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. For tax and internal control related non-audit services the Committee will obtain from the independent auditors and review a written description of the scope of services, including details of the proposed fee arrangement prior to approving the services. The Committee may delegate to a designated member or members of the Committee the authority to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

10.	Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditors submit to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1; discuss such reports with the auditor; oversee the independence of the independent auditors and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

11.	Instruct the independent auditors to advise the Committee if there are any subjects that require special attention.

12.	Instruct the independent auditors to report to the Committee on all critical accounting policies of the Company; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors; and other material written communication between the auditors and management.

13.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to committees in accordance with SAS 100 and SAS 114.

Other Audit Committee Responsibilities

14.	Meet regularly in separate executive sessions with management and the independent auditors to discuss matters that any of them or the Committee believes could significantly affect the financial statements, financial reporting process, or internal control environment and should be discussed privately.

15.	Have such meetings with management and the independent auditors as the Committee deems appropriate to discuss the concept and design of the Company’s information and reporting systems, and the steps management has taken to address significant issues concerning those matters; and to discuss significant financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures.

16.	Review significant changes to the Company’s accounting principles and practices proposed by the independent auditors or management.

17.	Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

18.	Review and approve all related party transactions.

19.	Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its financial reporting, accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	Maintain and provide to the Board minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

21.	Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN

ITEM 1. ELECTION OF DIRECTORS

Nominees:

01 Samuel H. Armacost

02 Leslie G. Denend, Ph.D.

03 Michael R. Gaulke

04 Paul R. Johnston, Ph.D

05 Jon R. Katzenbach

06 Stephen C. Riggins

07 John B. Shoven, Ph.D.

ITEM 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED JANUARY 1, 2010.

ITEM 3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address

Change or Comments

SEE REVERSE

Will Attend Meeting

YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

EXPONENT, INC.

INTERNET http://www.proxyvoting.com/expo

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/expo

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EXPONENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Exponent, Inc. a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2009, and hereby appoints Michael R. Gaulke and Richard L. Schlenker and either of them, each with power of substitution and revocation, proxies and attorneys-in-fact of the undersigned to represent the undersigned and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held at 149 Commonwealth Drive, Menlo Park, California 94025, at 9:00 a.m., local time, on Thursday, May 28, 2009 and at any adjournment thereof, upon the following matters.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your Exponent, Inc. account online.

Access your Exponent, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Exponent, Inc. now makes it easy and convenient to get current information on your stockholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymelon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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